Exhibit 11.2

600 Galleria Pkwy SE Suite 600 Atlanta, GA 30339

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the use in this Regulation A Offering Circular on Form 1-A POS of Roots Real Estate Investment Community I, LLC and Subsidiaries of our report dated April 29, 2024, relating to the consolidated financial statements of Roots Real Estate Investment Community I, LLC and Subsidiaries as of December 31, 2023 and 2022, and for the years ended December 31, 2023 and 2022, incorporated in such Offering Circular on Form 1-A POS by reference from Roots Real Estate Investment Community I, LLC and Subsidiaries’ Annual Report on Form 1-K for the year ended December 31, 2023.

We also hereby consent to the reference of our firm under the heading “Experts” in such Offering Circular on Form 1-A POS.

/s/ Moore, Colson & Company, P.C.

Atlanta, Georgia

March 24, 2025

moorecolson.com

information@moorecolson.com

770.989.0028